U.S. Global Investors, Inc.
March 31, 2007, Quarterly Report on Form 10-Q	Page 20 of 32
Exhibit (3)(i)
FOURTH
AMENDED AND RESTATED ARTICLES
OF INCORPORATION
OF
U.S. GLOBAL INVESTORS, INC.
SECTION I
     U.S. Global Investors, Inc. (the “Corporation”) pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, hereby adopts the Fourth Amended and Restated Articles of Incorporation which accurately copy the Articles of Incorporation of the Corporation and all amendments thereto that are in effect to date as reflected in the Third Restated and Amended Articles of Incorporation of the Corporation (“Old Articles”) and the further amendments to such Third Restated and Amended Articles of Incorporation as hereinafter set forth (“New Articles”) and which contain no other change in any provision thereof.
SECTION II
     The Old Articles of the Corporation are amended by the New Articles as follows:
     ARTICLE FOUR of the Old Articles is amended by increasing the total number of shares of Common Stock the Corporation is authorized to issue to 36,000,000 shares, which are designated into three classes, of which the number of shares of Class A Common Stock authorized is increased to 28,000,000, the number of shares of Class B Common Stock authorized is increased to 4,500,000 and the number of shares of Class C Common Stock authorized is increased to 3,500,000 (collectively, the “Common Stock”). Each class of Common Stock shall have a par value of $0.025 per share.
     ARTICLE FOUR of the Old Articles is also amended in Section 2.2(1) of the Old Articles to remove the dividend and liquidation preference currently available to Class A Common Stock.
     ARTICLE FOUR of the Old Articles is also amended so as to remove conversion triggers for Class B Common Stock as those triggers occurred in October 1997 and to permit the conversion of Class C Common Stock to Class A Common Stock. Additionally, upon the conversion of a certain number of shares of Class C Common Stock, all remaining outstanding shares of Class C Common Stock shall be mandatorily and automatically converted to Class A Common Stock on a one for one basis.
     ARTICLE FOUR of the Old Articles is also amended to delete Section 3.5 of the Old Articles in its entirety.
     ARTICLE FOUR is also amended to provide that upon the issuance of these New Articles by the Secretary of State, each share of Common Stock outstanding shall be split and reconstituted into two (2) shares of Common Stock (the “Stock Split”); provided, however, that the Corporation shall issue no fractional shares of Common Stock, and all shares shall be

U.S. Global Investors, Inc.
March 31, 2007, Quarterly Report on Form 10-Q	Page 21 of 32
rounded up or down to the nearest whole number of shares. No further adjustment of any preference or price set forth in ARTICLE FOUR will be made as a result of the Stock Split, as all share amounts, amounts per share and per share numbers set forth in the New Articles have been appropriately adjusted to reflect the Stock Split. ARTICLE FOUR of the Old Articles is also amended to add a new provision Section 5 of the New Articles to reflect the Stock Split.
     ARTICLE FIVE of the Old Articles is deleted in its entirety.
     ARTICLE SIX of the Old Articles is hereby redesignated as ARTICLE FIVE.
     ARTICLE SEVEN of the Old Articles is hereby redesignated as ARTICLE SIX and is amended to enumerate the number of authorized directors and identify the current members of the Corporation’s Board of Directors.
     ARTICLE EIGHT of the Old Articles is deleted in its entirety.
     ARTICLE NINE of the Old Articles is amended to provide additional clarity and modernize the indemnification provision and is hereby redesignated as ARTICLE SEVEN and provides that the Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under Texas law.
     ARTICLE TEN is hereby redesignated as ARTICLE EIGHT.
     ARTICLE ELEVEN is hereby redesignated as ARTICLE NINE and serves to limit the liability of the Corporation’s directors as permitted by the Texas Miscellaneous Corporation Law-Act.
     ARTICLE TWELVE is hereby redesignated as ARTICLE TEN. ARTICLE X is amended and is hereby redesignated as ARTICLE VII.
     ARTICLE XII of the Old Articles is amended and redesignated as ARTICLE IX and provides that the Board can authorize future splits without consent.
SECTION III
     The amendment made by these Fourth Amended and Restated Articles of Incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act, and such amendment was duly adopted by the holders of the Corporation’s Common Stock at meetings of the shareholders held on February 21, 2007 and February 22, 2007.
SECTION IV
     This amendment has been approved in the manner required by the Texas Business Corporation Act and the constituent documents of the Corporation.

U.S. Global Investors, Inc.
March 31, 2007, Quarterly Report on Form 10-Q	Page 22 of 32
SECTION V
     This amendment will not effect a change of the stated capital of the Corporation.
SECTION VI
     The Old Articles and all amendments and supplements thereto are hereby superseded by the following Amended and Restated Articles of Incorporation, which accurately copy the entire text thereof, and as amended as set forth above.
SECTION VII
     This document will become effective on March 19, 2007, which is not more than ninety (90) days from the date of its filing by the Secretary of State.
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U.S. Global Investors, Inc.
March 31, 2007, Quarterly Report on Form 10-Q	Page 23 of 32
FOURTH AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
U.S. GLOBAL INVESTORS, INC.
ARTICLE ONE
     The name of the corporation is U.S. GLOBAL INVESTORS, INC. (“Corporation”).
ARTICLE TWO
     The period of its duration is perpetual, unless sooner dissolved according to law.
ARTICLE THREE
     The purposes or purpose for which the Corporation is organized are:
     1. To serve as an investment advisor and to manage one or more mutual funds and engage in other investment advisory services permitted by the laws of the State of Texas and the United States of America; to engage in the business of advising others directly and through publications and/or writings as to the advisability of investing in, purchasing or selling securities; and to engage in the business of buying and selling securities for its own account.
     2. To provide information, pamphlets and data concerning securities.
     3. To establish, operate and maintain one or more mutual funds, as permitted by the laws of the State of Texas and the United States of America.
     4. To engage in any commercial and industrial enterprises calculated or designed to be profitable to the Corporation and in conformity with the laws of the State of Texas; to engage in any business whatsoever either as principal or as agent or as both, or as a syndicate, which the Corporation may deem convenient or proper in furtherance of any of the purposes hereinabove mentioned or otherwise; to conduct its business in any lawful manner in any place in the State, Nation, or any place or country in the world whenever desired and upon compliance and in accordance with and pursuant to the laws, rules, statutes, treaties, regulations and customs thereof; and to have and to execute all powers authorized by the laws of the State of Texas under which this Corporation is formed, whether expressly set forth in this article or not, as such laws are now in effect, or may at any time hereafter be amended.
ARTICLE FOUR
     1. General. The corporation is authorized to issue three classes of Common Stock, one designated Class A Common Stock, one designated Class B Common Stock, and one designated Class C Common Stock (collectively referred to herein as “Common Stock”), the total number of shares which the Corporation is authorized to issue is 36,000,000 shares. The number of shares of Class A Common Stock authorized is 28,000,000, and the par value of each

U.S. Global Investors, Inc.
March 31, 2007, Quarterly Report on Form 10-Q	Page 24 of 32
such share is $0.025. The number of shares of Class B Common Stock authorized is 4,500,000, and the par value of each such share is $0.025. The number of shares of Class C Common Stock authorized is 3,500,000, and the par value of each such share is $0.025. Except for the voting and conversion rights set forth in paragraphs 2 and 5 of this Article Four, all other rights and preferences of the Class A, Class B and Class C Common Stock are equal.
     2. Voting Rights. The holders of shares of Class C Common Stock shall have full voting rights at any annual or special meeting of the shareholders and as provided for in the Texas Business Corporation Act. Except as otherwise expressly provided by law, all voting rights shall be in the Class C Common Stock, and the holders of shares of Class A Common Stock and Class B Common Stock shall have no voting rights at any annual or special meeting of die shareholders. Notwithstanding the foregoing, at such time as there are no longer any shares of Class C Common Stock issued and outstanding, then Class A Common Stock shall have full voting rights at any annual or special meeting of the shareholders and as provided for in the Texas Business Corporation Act. There shall be no cumulative voting.
     3. Dividends. The holders of Class A Common Stock, Class B Common Stock, and Class C Common Stock shall then be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, cash dividends which shall be paid simultaneously to the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock in the same proportionate amounts per share.
     4. Purchase. Nothing herein shall limit the right of the Corporation to repurchase any of its outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock in accordance with law, by public or private transaction.
     5. Conversion Rights. The shares of Class A Common Stock shall not be convertible into the shares of any other class of stock of the Corporation. The holders of the shares of Class B Common Stock shall have the right to convert Class B Common Stock shares into Class C Common Stock shares on a one-to-one ratio and shall have the right to convert Class B Common Stock shares into shares of Class A Common Stock, on a one-to-one basis. The holders of each share of Class C Common Stock shall have the right to convert any or all of such holder’s Class C Common Stock shares into shares of Class A Common Stock, on a one-to-one basis, at the option of the holder thereof, at any time and from time to time.
Upon the earlier of (A) a date specified by vote or written consent of at least 50% of the holders of the then outstanding shares of Class C Common Stock or (B) such date that less than 200,000 shares of Class C Common Stock remain outstanding (“Mandatory Conversion Date”), all outstanding shares of Class C Common Stock shall automatically be converted into shares of Class A Common Stock on a one-to-one basis. Upon the occurrence of a Mandatory Conversion Date, the Corporation shall prepare a notice stating that a Mandatory Conversion Date has occurred and setting forth in detail the facts, and such notice shall forthwith be mailed by first class mail to the holders of the Class C Common Stock at their last known address shown on the stock books of the Corporation.

U.S. Global Investors, Inc.
March 31, 2007, Quarterly Report on Form 10-Q	Page 25 of 32
Upon transmission by the Corporation of written notice of a Mandatory Conversion Date, each holder of Class C Common Stock shall (i) surrender the certificate or certificates therefor, duly endorsed, at the office of any transfer agent for such Class C Common Stock, or if there is no such transfer agent, then at the principal executive offices of the Corporation and (ii) state in writing therein the name or names in which such holder wishes the certificate or certificates for the Class A Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at the last known address of each holder of the Class C Common Stock, or to his nominee or nominees, certificates for the number of full shares of Class A Common Stock to which he shall be entitled, as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. Such conversion shall be deemed to have been made on the Mandatory Conversion Date, and the person or persons entitled to receive the Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on said date. Such shares of Class C Common Stock may not be reissued as shares of such class, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Class C Common Stock to zero.
As further provided in paragraph 1 of this Article Four, upon the occurrence of a Mandatory Conversion Date, shares of Class A Common Stock shall have full voting rights.
     6. Liquidation, In the event of dissolution, liquidation or winding up of the Corporation (whether voluntary or involuntary), after payment or provision for payment of debts, the assets of the Corporation upon liquidation shall be distributed pro rata among the holders of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock. None of the following events is a dissolution, liquidation or winding up within the meaning of this paragraph: consolidation, merger, or reorganization of the Corporation with any other corporation or corporations, sale of all or substantially all the assets of the Corporation, or any purchase or redemption by the Corporation of any of its outstanding shares.
     7. Denial of Preemptive Rights. No holder of shares of any class of the Corporation, Class A Common Stock, Class B Common Stock or Class C Common Stock, shall have any preemptive right to subscribe for or acquire additional shares of the Corporation of the same or any other class, whether such shares shall be hereby or hereafter authorized; and no holder of shares of any class of the Corporation shall have any right to acquire any shares which may be held in the treasury of the Corporation. All such additional or treasury shares may be sold for such consideration, at such time, and to such person or persons as the Board of Directors may from time to time determine.
     8. Common Stock Split. Upon the issuance of these Fourth Amended and Restated Articles of Incorporation by the Secretary of State of the State of Texas, each share of Common Stock, of each class, outstanding shall be split and reconstituted into two (2) shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, respectively; provided, however, that the Corporation shall issue no fractional shares of Common Stock, and all shares shall be rounded up or down to the nearest whole number of shares.

U.S. Global Investors, Inc.
March 31, 2007, Quarterly Report on Form 10-Q	Page 26 of 32
ARTICLE FIVE
     The post office address of its registered office is 7900 Callaghan Road, San Texas 78229, and the name of its registered agent at such address is Frank E. Holmes.
ARTICLE SIX
     The number of directors constituting the present Board of Directors is four, and the names and addresses of those persons who presently serve as directors and who will continue to serve as directors until their successors are elected and qualified are:

NAME	ADDRESS
Frank E. Holmes	7900 Callaghan Road San Antonio, TX 78229

Jerold H. Rubinstein	7900 Callaghan Road San Antonio, TX 7S229

Roy D. Terracina	7900 Callaghan Road San Antonio, TX 78229

Thomas F. Lydon, Jr.	7900 Callaghan Road San Antonio, TX 78229
ARTICLE SEVEN
     The Corporation will, to the fullest extent permitted by the Texas Business Corporation Act, as the same exists or may hereafter be amended, indemnify any and all persons who are or were serving as director or officer of the Corporation, or who are or were serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee or employee of another corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, from and against any and all of the expenses, liabilities or other matters referred to in or covered by such Act. Such indemnification may be provided pursuant to any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the capacity of director or officer and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director or officer and inure to the benefit of the heirs, executors and administrators of such a person.
ARTICLE EIGHT
     Any contract or other transaction between the Corporation and one or more of its, directors, or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers, or in which they are interested, shall be valid for all purposes, notwithstanding

U.S. Global Investors, Inc.
March 31, 2007, Quarterly Report on Form 10-Q	Page 27 of 32
the presence of the interested director or directors at the meeting of the Board of Directors of the Corporation that acts upon, or in reference to, the contract or transaction, and notwithstanding his or their participation in the action, if the fact of such interest shall be disclosed or otherwise known to the Board of Directors and the Board of Directors shall nevertheless authorize or ratify the contract or transaction, the interested director or directors to be counted in determining whether a quorum is present and to be entitled to vote on such authorization or ratification, and no director shall be liable to account to the Corporation for any profits realized by reason of interest therein when such contract or other transaction has been authorized or ratified in accordance with the foregoing. This Article Eight shall not be construed to invalidate any contract or transaction which would otherwise be valid in the absence of this provision
ARTICLE NINE
     Notwithstanding any provision in Article Nine to the contrary, no director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages or an act or omission in the director’s capacity as a director, except for liability for (i) any breach of a director’s duty of loyalty to the Corporation or its shareholders, (ii) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any transaction from which as director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, (iv) an act or omission for which the liability of a director is expressly provided for by statute or (v) an act related to an unlawful stock repurchase or payment of a dividend.
     If the Texas law is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation of personal liability provided herein, shall be limited lo the fullest extent permitted by the amended Texas laws. Any repeal or modification of this paragraph by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE TEN
     Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote provided: (1) a consent or consents in writing, setting forth the action so taken, are signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vole on the action were present and voted; and (2) prompt notice of such action is given to those shareholders entitled to vote who did not consent in writing to the action.
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U.S. Global Investors, Inc.
March 31, 2007, Quarterly Report on Form 10-Q	Page 28 of 32
     IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation of U.S. Global Investors, Inc. to be effective as of the 19th day of March, 2007.

U.S. GLOBAL INVESTORS, INC.
By:	/s/ Susan B. McGee
Susan B. McGee
President and General Counsel